EXHIBIT 99.1

July 23, 2021 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Announces Stock Buyback Program

GALLIPOLIS, Ohio—Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) announced the Board of Directors has authorized the repurchase of up to $5 million in shares of the Company’s outstanding common stock.

Repurchases will be made periodically depending on market conditions and other factors. Repurchases may be made in the open market, through block trades and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Commission or otherwise, and also in privately negotiated transactions.

The repurchased shares will be held as treasury stock and will be available for general corporate purposes. The exact number of shares to be repurchased by the Company is not guaranteed. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or periodically without prior notice.

The stock buyback program has an expiration date of August 31, 2022, and may be terminated or amended by the Board at any time prior to the expiration date.

About Ohio Valley Banc Corp.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company, with 15 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.